Exhibit 99.1


[LOGO] Western Resources                       Media contact:
making life a little easier                    Michel' J. Philipp
                                               Phone: 785.575.1927
                                               FAX: 785.575.6399
                                               news@wr.com
                                               Investor contact:
                                               Jim Martin
                                               Phone: 785.575.6549
                                               FAX: 785.575.8160
                                               jim_martin@wr.com
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                          WESTERN RESOURCES ANNOUNCES
                           PLANS TO REPURCHASE DEBT

     TOPEKA, Kansas, April 7, 2000 - Western Resources today announced that it may from time-to-time purchase its debt securities and preferred stock. The timing and terms of purchases, and the amount of debt actually purchased, will be determined by the company based on market conditions and other factors. Purchases are expected to be made in the open market or through negotiated transactions.

     "We believe our debt is undervalued in the marketplace and this provides us an opportunity to purchase the debt at an attractive price," said David C. Wittig, Western Resources chairman of the board, president and chief executive officer.

     This announcement is not a request nor an offer for tender of Western Resources debt.

                                    -30-

     Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of more than $8 billion, including security company holdings through ownership of Protection One (NYSE: POI), which has more than 1.4 million security customers in 48 states. Its utilities, KPL and KGE, provide electric service to approximately 628,000 customers in Kansas. Through its ownership in ONEOK Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the 9th largest natural gas distribution company in the nation, serving more than 1.4 million customers. For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wr.com.

     Forward-Looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe," "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, the outcome of Protection One accounting issues being reviewed by the SEC staff, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, and accounting matters. Our actual results may differ materially from those discussed here.
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See the company's and Protection One's 1999 Annual Report on Form 10-K and
Form 10-K/A, and current reports on Form 8K for further discussion of factors affecting the company's and Protection One's performance. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.